Exhibit 5.1

By email Tantech Holdings Ltd. c/o Tantech Holdings (Lishui) Co., Ltd. No. 10 Cen Shan Road, Shuige Industrial Zone Lishui City, Zhejiang Province 323000 People’s Republic of China 18 December 2020	Campbells Registered Foreign Law Firm Floor 35, Room 3507 Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong
D +852 3708 3020 T +852 3708 3000 F +852 3706 5408 E jnip@campbellslegal.com campbellslegal.com
Our Ref: 70005-33502 Your Ref:
CAYMAN | BVI | HONG KONG

Dear Sirs

Tantech Holdings Ltd

We have acted as the British Virgin Islands counsel for Tantech Holdings Ltd, a British Virgin Islands corporation (the “Company”), in connection with a Registration Statement on Form F-3 (the “Registration Statement”) filed on December 18, 2020 by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed resale from time to time by the Selling Shareholders (as defined below) of an aggregate of up to 3,669,425 common shares (the “Warrant Shares”), par value $0.001 per share, of the Company (the “Common Share”) consisting of: (i) up to 3,305,788 Common Shares, issuable upon exercise of common share purchase warrants issued by the Company to investors (the “Unregistered Investor Warrants”), in connection with a private placement transaction conducted by the Company in November 2020 (the “November 2020 Private Placement”), and (ii) up to 363,637 Common Shares issuable upon exercise of common share purchase warrant issued by the Company to Univest Securities, LLC (the “Placement Agent Warrant” and collectively with the Unregistered Investor Warrants, the “Warrants”) as partial compensation for serving as placement agent for the November 2020 Private Placement. The holders of the Warrant Shares and the Warrants are collectively referred to herein as the “Selling Shareholders.”

For the purposes of giving this opinion, we have examined the documents listed in Schedule 1 hereto.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 hereto, which we have not independently verified.

Terms defined in the Documents (as defined in Schedule 1) unless (1) otherwise specifically provided, or (2) the content requires otherwise, shall have the same meaning when used herein.

Resident Hong Kong Partners: Shaun Folpp (British Virgin Islands) and Jenny Nip (England and Wales)

Non-Resident Hong Kong Partner: Robert Searle (Cayman Islands)

Cayman Islands and British Virgin Islands

We are Attorneys-at-Law in the British Virgin Islands and express no opinion as to any laws other than the laws of the British Virgin Islands in force and as interpreted at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents nor upon the commercial terms of the transactions contemplated by the Documents.

Based only on the foregoing and relying upon the Assumptions (as defined in Schedule 2) and subject to the reservations and Qualifications (as defined in Schedule 3), we are of the opinion that:

(i)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registry of Corporate Affairs under the laws of the British Virgin Islands;

(ii)	The Warrant Shares have been duly and validly authorized and reserved for issuance pursuant to the Resolutions (as defined in Schedule 1). The Warrant Shares to be issued in accordance with the terms of the Documents, when issued and paid for in accordance with the memorandum and articles of association of the Company and the terms of the Documents for the consideration expressed therein, and the name of the holders being entered, in respect of such shares, into the register of members of the Company, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement filed with the Commission and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act, or the rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Campbells

Campbells

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Schedule 1

Documents Examined

1	A copy of the Company’s certificate of incorporation issued by the Registrar of Corporate Affairs (“Registrar”) on 9 November 2010 ;

2	A copy of the Company’s Certificate of Change of Name issued by the Registrar on 15 April 2013;

3	A copy of the Company’s Certificate of Change of Name issued by the Registrar on 4 March 2016;

4	A copy of the registers of directors of the Company certified as true by the directors of the Company by Zhou Jun dated 29 July 2020;

5	A copy of the current Memorandum and Articles of Association of the Company registered by the Registrar on 4 March 2016 as amended by the shareholders of the Company dated 8 July 2016 and filed with the Registrar on 15 July 2016 (the “Memorandum and Articles of Association”);

6	A copy of the Certificate of Good Standing in respect of the Company issued by the Registrar dated 16 December 2020;

7	A copy of the Certificate of Incumbency in respect of the Company issued by Vistra (BVI) Limited dated 19 November 2020; (the "Registered Agent's Certificate");

8	A copy of written resolutions of the Directors of the Company dated 26 June 2020 and a copy of written resolutions of the Directors of the Company dated November 20, 2020 (collectively, the “Resolutions”);

9	A copy of the securities purchase agreement dated November 20, 2020 entered into by the Company and the parties set out therein (the “Securities Purchase Agreement”);

10	A copy of the placement agency agreement dated November 20, 2020 entered into by the Company and Univest Securities, LLC, together with the Amendment No. 1 to the placement agency agreement signed by the Company dated 8 December 2020 (the “Placement Agency Agreement”);

11	A copy of the registration rights agreement dated 20 November 2020 entered into by the Company and the parties set out therein (the “Registration Rights Agreement”);

12	The form of the registered common share purchase warrants (the “Registered Investor Warrants”);

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13	The form of the unregistered common share purchase warrants (the “Unregistered Investor Warrants”);

14	The form of the placement agent warrant (the “Placement Agent Warrant”, together with the Registered Investor Warrants, the “Warrants”, and the Placement Agent Warrant together with the Securities Purchase Agreement, the Placement Agency Agreement, the Registration Rights Agreement, the Registered Investor Warrants, the Unregistered Investor Warrants, the “Documents”, and each a “Document”);

15	An electronic copy of the Registration Statement;

16	The information revealed by our search of the Company's public records on file and available for public inspection at the British Virgin Islands' Registry of Corporate Affairs' (the "Registry of Corporate Affairs") at the time of our search on 16 December 2020 (the "Company Search");

17	The information revealed by our search of the Company's records of proceedings on file with and available for inspection at the British Virgin Islands High Court Registry (the "High Court Registry") at the time of our search on 16 December 2020 (the "High Court Search");

The documents listed above are the only documents and/or records we have examined and the only enquiries we have carried out. In particular, we have made no enquiries as to matters of fact, other than those obtained by the Company Search or the High Court Search (together, the "Searches").

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Schedule 2

Assumptions

The opinions hereinbefore given are subject to the following assumptions ("Assumptions"):

1	The genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity of all copy documents or the forms of documents provided to us to their originals or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

2	That the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that all statements made in the Resolutions and any certificates and documents on which we have expressed reliance are true and correct;

3	That, in accordance with all applicable laws the Documents have been validly authorised and executed by the parties thereto excepting the Company as regards the laws of the British Virgin Islands only and that the Documents have been validly and unconditionally delivered by the parties thereto, and that such execution and delivery, and the performance of the obligations therein contained is within the capacity and powers of, and will constitute the legal, valid, binding and enforceable obligations of the parties thereto in accordance with its terms excepting the Company as regards the laws of the British Virgin Islands only;

4	That the choice of the laws as the governing law of the Documents have been made in good faith, is a bona fide, legal and genuine choice and will be upheld as a valid choice of law in any action in the British Virgin Islands' Courts, is not contrary to public policy and is not designed to evade the provisions of the laws of another jurisdiction;

5	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent’s Certificate was prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the members and directors (or any committee thereof) (duly convened in accordance with the Company’s memorandum and articles of association) and all resolutions passed at the meetings, or passed by written consent as the case may be.

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6	That the registers of directors, members and charges of the Company are true, complete, accurate and up to date;

7	That there has been no event, occurrence or other circumstance that would cause the commencement of the winding up and dissolution of the Company in accordance with memorandum and articles of association of the Company and/or the Act;

8	The accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Documents;

9	That the Company is or will be able to pay its debts as they fall due before, at the time of and immediately following execution of the Documents, that the Company entered into the transactions contemplated by the Documents for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference and that such transactions are in the commercial interest of the Company and that the directors of the Company have acted bona fide in the best interest of the Company in connection with the transactions contemplated by the Documents;

10	On the date of execution of the Documents, the Company was able to pay its debts as they became due, the Company had not failed to comply with the requirements of a statutory demand that had not been set aside under section 157 of the British Virgin Islands' Insolvency Act, 2003 (as amended) (the "Insolvency Act"), and no execution or other process issued on a judgment, decree or order of a Court in favour of a creditor of the Company has been returned wholly or partly unsatisfied (each of which would mean that the Company is "Insolvent" for the purposes of the Insolvency Act), and the transactions contemplated by the Documents will not cause the Company to become Insolvent.

11	No resolution voluntarily to wind up the Company has been adopted by the Shareholders or Directors of the Company.

12	That all public records of the Company which we have examined are accurate and that the information disclosed by the Searches is true and complete and that such information has not since then been altered and that such Searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date and time of our searches and that there has been no event, occurrence or other circumstance that would cause the commencement of the winding up and dissolution of the Company in accordance with memorandum and articles of association of the Company and/or the Act.

13	The shareholders of the Company have not prescribed in general meeting or by resolution any regulations restricting the powers of the Directors in any respect. There is no contractual or other prohibition (other than as arising under British Virgin Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Documents.

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14	Where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where more than one draft of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention.

15	The director considers the transactions contemplated by the Documents to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions contemplated by the Documents.

16	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions expressed above. Specifically, we have made no independent investigation of the Governing Law.

17	The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed and where passed at a meeting the meeting was quorate and duly convened in accordance with the constitutional documents of the Company.

18	The Resolutions and any power of attorney given by the Company to execute the Documents remain in full force and effect and have not been revoked or varied.

19	As a matter of all relevant laws (other than the laws of the British Virgin Islands), any power of attorney given by the Company to execute the Documents has been duly executed by the Company and constitutes the person named therein as the duly appointed attorney of the Company with such authority as is specified therein.

20	That no sovereign or any agency or department of any sovereign body has any interest in the shares of the Company, direct or indirect, and the Company has not entered into any of the transactions contemplated in this opinion pursuant to any sovereign action or authority;

21	All conditions precedent contained in the Documents have been or will be satisfied or waived;

22	No monies paid to or for the account of any party under the Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Law and the Terrorism Law as revised, respectively);

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23	That the searches and enquiries referred to in the opinion above were accurate and complete and disclosed all information which is material for the purposes of this opinion. It should be noted, however, that the Civil Cause Book of the High Court and the public files maintained by the Registrar may not reveal whether an application for the appointment of a liquidator or a receiver has been presented to the courts of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of Court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced. In addition, the search of the Civil Cause Book at the High Court is a manual search and cannot be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands. The Civil Cause Book is not updated every day and it is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement.

24	The Company is not a sovereign entity of any state. The transactions contemplated by the Documents constitute "commercial transactions" for the purposes of section 3 of the State Immunity Act 1978 of England (which applies to the British Virgin Islands) and would not constitute an exercise of sovereign authority.

25	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the shares.

26	The Company is not conducting a "regulated activity" under a "financial services enactment" (as defined under the Regulatory Code, 2009 (as amended) of the British Virgin Islands).

27	That the Company does not carry on a “relevant activity” under the Economic Substance (Companies and Limited Partnerships) Act 2018 (as amended) (the “ESA”) and accordingly is not required to satisfy the economic substance requirements in relation to that activity and comply with notification and reporting requirements under the ESA. Relevant activity under the ESA means banking business, insurance business, fund management business, financing and leasing business, headquarters business, shipping business, holding company business, intellectual property business and distribution and service centre business.

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Schedule 3

Qualifications

The opinions hereinbefore given are subject to the following qualifications ("Qualifications"):

1	The term "enforceable" as used above means that the obligations assumed by the Company under the Documents are of a type which the courts of the British Virgin Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(i)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(ii)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(iii)	some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(iv)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(v)	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment;

(vi)	obligations to make payments that may be regarded as penalties will not be enforceable;

(vii)	the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(viii)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power. There exists doubt as to enforceability of any provision whereby the Company covenants not to exercise powers specifically given to its members by the Act; and

(ix)	an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party to the agreement under section 50F of the Financial Services Commission Act, 2001.

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2	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

3	The identity of the directors and members of the Company is not a matter of public record in the British Virgin Islands. We rely on information provided to us by the Company’s registered agent in the British Virgin Islands to establish the identity of the directors and members of the Company. Such information is not publicly verifiable.

4	The Courts of the British Virgin Islands will use their discretion in determining whether or not to exercise jurisdiction over any particular matter brought before them having regard to all the circumstances prevailing at the time and, may, whenever it is necessary to prevent injustice, stay or strike out an action or other proceedings or restrain the institution or continuance of proceedings in foreign courts or the enforcement of foreign judgements.

5	We neither express nor imply any opinion as to any representation or warranty given by the Company in the Documents as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Documents.

6	The mode of service of process in respect of any British Virgin Islands proceedings should conform with the local court rules (which require personal service) and, consequently, reliance should not be placed upon any contractual provision purporting to enable service of process by any other method e.g. registered or certified mail.

7	The terms of an agreement under hand may be varied by oral or written agreement of, or the conduct of, the parties.

8	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the British Virgin Islands by the Order of Her Majesty in Council.

9	As a matter of British Virgin Islands law, the distinction between gross negligence and negligence is not clearly defined.

10	Any provision of the Documents purporting to impose obligations on or grant rights to a person who is not party to the Documents (a "third party") may not be enforceable by or against that third party.

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11	A provision purporting to enable the assignment or transfer of an obligation may only be effective upon the novation of such obligation.

12	We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

13	Depending on the nature of the illegality, invalidity or unenforceability in question, a provision providing for the severability of a provision held to be void, illegal or unenforceable might not be effective.

14	We make no comment with regard to the references to foreign statutes in the Documents.

15	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

16	Provisions providing that calculations, certifications, determinations, notifications and opinions of one party are to be conclusive and binding will not be effective in certain circumstances (for example, if they could be shown to have been made on an arbitrary or unreasonable basis or in the event of manifest error) and will not, in any event, necessarily prevent judicial enquiry into the merits or any claim by any other party.

17	The Courts of the British Virgin Islands may refuse to give effect to a provision in respect of the costs of unsuccessful litigation brought before the Courts of the British Virgin Islands or where a Court of the British Virgin Islands has itself made an order for costs.

18	The Courts of the British Virgin Islands may refuse to give effect to a provision if it is established that any amount payable, thereunder, e.g. default interest, is a penalty and not a genuine pre-estimate of loss.

19	The effectiveness of provisions exculpating a party from a liability or a duty otherwise owed may be limited by law and any provisions of the Documents limiting or excluding the parties’ liability for acts or omissions may be subject to review by the Court.

20	Under the Economic Substance (Companies and Limited Partnerships) Act 2018 (as amended) (the “ESA”) a BVI business company carrying on a “relevant activity” may be required to satisfy economic substance requirements in relation to that relevant activity and comply with notification and reporting requirements. Relevant activity under the ESA means banking business, insurance business, fund management business, financing and leasing business, headquarters business, shipping business, holding company business, intellectual property business and distribution and service centre business.

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